RELEASE 4:00PM — April 21, 2009

CONTACT:	Susan Munhall, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS RECORD
QUARTERLY EARNINGS OF $127.7 MILLION
FIRST QUARTER EPS INCREASED 44.4%
QUARTERLY CASH DIVIDEND INCREASED TO $0.15 PER SHARE
Paramus, New Jersey, April 21, 2009 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today that net income for the first quarter of 2009 increased 44.0% to $127.7 million as compared to $88.7 million for the first quarter of 2008. Diluted earnings per share increased 44.4% to $0.26 for the first quarter of 2009 as compared to $0.18 for the first quarter of 2008. The Board of Directors declared a quarterly cash dividend of $0.15 per share, a 7.1% increase as compared to $0.14 per share from the prior quarter.
Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer, made the following comments regarding the first quarter’s results.
“As media reports about the economy grew gloomier during the first quarter of 2009 and more companies announced dividend cuts and employee layoffs, Hudson City was posting record levels of earnings, loan production and deposit growth. We are extremely proud that these results allow us to announce our sixth consecutive increase in our quarterly dividend to $0.15 per share. In fact, we have paid a dividend every quarter since our IPO in 1999. We continually challenge ourselves by raising the bar every quarter and believe our ability to meet these challenges is due in no small part to the strength of our balance sheet. Our assets totaled $56.57 billion at March 31, 2009, an increase of 4.5% from December 31, 2008. Over 43% of these assets are securities issued by U.S. Government-sponsored enterprises and which therefore have an implied credit guarantee from the U.S. Government. In addition, almost 84% of these securities are mortgage-backed securities which provide us with strong monthly cash flows. Approximately 81% of our mortgage-backed securities are variable-rate which helps us manage our interest rate risk. At March 31, 2009, we had pre-tax net unrealized gains of $272.4 million on our securities available for sale portfolio and $247.7 million on our held to maturity portfolio. Our securities portfolio, coupled with the fact that approximately 52% of our assets are prime first mortgage loans secured by one- to four-family homes, provides a great amount of strength to our balance sheet. We cultivated this balance sheet over many years and it reflects our devotion to the basic and conservative thrift model which has served us and our shareholders well and which we believe will continue to do so in the future.
We earned $127.7 million or $0.26 per diluted share this quarter, an increase of 44% from the first quarter of 2008. Our earnings growth comes during a period of unprecedented challenges facing our industry. Our business model and the Hudson City philosophy and culture have helped us to avoid many of the problems facing financial institutions during this economic recession. While the provision for loan losses amounted to $20.0 million for the first quarter of 2009, our conservative underwriting standards have helped to mitigate charge-offs which were $4.7 million for the quarter. In addition, the real estate markets in the New York metropolitan area have not experienced value declines as severe as many other parts of the country. We increased the provision for loan losses from $9.0 million in the fourth quarter of 2008 in response to the worsening economic conditions in the first quarter, particularly rising unemployment levels, as well as an increase in our non-performing loans to $320.2 million at March 31, 2009.
Our loan production of $2.04 billion during the first quarter of 2009 is a testament to our ability to grow our customer base during this active refinancing period. We are very proud that Hudson City now has the eighth largest residential portfolio in the country.
We have been able to fully fund our 2009 loan production with deposits. We grew deposits by $1.98 billion during the first quarter of 2009 — a 10.7% increase. Customers who sought safety and stability for their money found both with Hudson City. Our commitment to customer service and our ability to pay competitive rates allowed us to not only attract deposits, but also to retain them. We believe the key to our strong, stable earnings record is the active management of funding costs which we were able to decrease 64 basis points from the first quarter of 2008 and 19 basis points from the linked fourth quarter of 2008. At March 31, 2009, we had $13.7 billion of time deposits scheduled to mature within one year with an average rate of 3.11%. Our current rate for a one-year CD is 2.25%. We are also very pleased with our online banking program which was enhanced in December 2008 to allow customers to open accounts online. We now have over $125 million in deposits that were opened through the internet as of March 31, 2009.
We believe that our consistent earnings performance, our strong liquidity and capital positions and our success in building market share are a validation of our business model and banking philosophy. Hudson City is the largest bank that did not participate in any of the Government “bailout” programs. We chose not to participate in TARP or other capital and debt programs because we did not need the capital or the liquidity. At March 31, 2009, we had a total risk-based capital ratio of 21.20% and a consolidated tangible common equity ratio of 8.67%. We also did not believe it was in the best interest of our shareholders. It is important to have at our disposal the flexibility to utilize all capital management tools, such as the ability to pay dividends at the rate we deem appropriate and to repurchase our shares when we believe it makes financial sense. As always, our priorities are with our shareholders and customers. These priorities have guided us since our inception 141 years ago and through many economic cycles. We believe they will see us through this cycle and many more to come.”
Financial highlights for the first quarter of 2009 are as follows:
•	Basic and diluted earnings per common share were both $0.26 for the first quarter of 2009 as compared to $0.18 for both basic and diluted earnings per share for the first quarter of 2008.

•	The Board of Directors declared a quarterly cash dividend of $0.15 per common share payable on May 30, 2009 to shareholders of record at the close of business on May 8, 2009.

•	Net income amounted to $127.7 million for the first quarter of 2009, as compared to $88.7 million for the first quarter of 2008.

•	Net interest income increased 46.8% to $283.8 million for the first quarter of 2009 as compared to $193.3 million for the first quarter of 2008.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the first quarter of 2009 were 0.93% and 10.21%, respectively, as compared to 0.79% and 7.60%, respectively, for the first quarter of 2008.

•	Our net interest rate spread and net interest margin were 1.75% and 2.06%, respectively, for the first quarter of 2009 as compared to 1.27% and 1.72%, respectively, for the first quarter of 2008.

•	Our efficiency ratio was 19.15% for the first quarter of 2009 compared with 24.66% for the first quarter of 2008.

•	Net loans increased $669.4 million to $30.11 billion at March 31, 2009 from $29.44 billion at December 31, 2008.

•	Deposits increased $1.98 billion to $20.44 billion at March 31, 2009 from $18.46 billion at December 31, 2008.

•	Borrowed funds increased $50.0 million to $30.28 billion at March 31, 2009 from $30.23 billion at December 31, 2008.
Statement of Financial Condition Summary
Total assets increased $2.42 billion, or 4.5%, to $56.57 billion at March 31, 2009 from $54.15 billion at December 31, 2008. The increase in total assets reflected a $669.4 million increase in loans, a $1.20 billion increase in total mortgage-backed securities, and a $518.6 million increase in investment securities.
The increase in loans reflected our focus on the origination of one- to four-family first mortgage loans in New Jersey, New York and Connecticut, as well as our continued loan purchase activity. For the first three months of 2009, we originated $1.32 billion and purchased $723.3 million of loans, compared to originations of $820.4 million and purchases of $534.4 million for the first quarter of 2008. The origination and purchases of loans were partially offset by principal repayments of $1.35 billion for the first three months of 2009 as compared to $655.9 million for the comparable period in 2008. Loan originations have increased due primarily to our competitive rates, decreased lending competition and an increase in mortgage refinancings caused by market interest rates that are at near-historic lows. The increase in refinancing activity occurring in the marketplace has also caused the increased in principal repayments in the first quarter of 2009.
The $1.20 billion increase in total mortgage-backed securities reflected purchases of $1.75 billion partially offset by repayments of $699.1 million. Total investment securities increased $518.6 million during the first quarter of 2009. The increase in investment securities is primarily due to purchases of $1.30 billion. The increase was partially offset by calls of investment securities of $775.0 million. During the first quarter of 2009, the calls of investment securities resulted in a pre-tax gain of $148,000.
Total liabilities increased $2.31 billion, or 4.7%, to $51.52 billion at March 31, 2009 from $49.21 billion at December 31, 2008. The increase in total liabilities primarily reflected a $1.98 billion increase in deposits, a $207.9 million increase in due to brokers, and a $50.0 million increase in borrowed funds. The increase in total deposits reflected a $1.35 billion increase in our time deposits, a $418.3 million increase in our money market checking accounts and a $136.3 million increase in our interest-bearing transaction accounts and savings accounts. The increase in borrowed funds was the result of $650.0 million of new borrowings at a weighted-average rate of 1.62%, largely offset by repayments of $600.0 million with a weighted average rate of 1.52%. Due to brokers amounted to $447.0 million as compared to $239.1 million at December 31, 2008. Due to brokers at March 31, 2009 represents securities purchased in the first quarter of 2009 with settlement dates in the second quarter of 2009.

Total shareholders’ equity increased $114.0 million to $5.05 billion at March 31, 2009 from $4.94 billion at December 31, 2008. The increase was primarily due to net income of $127.7 million for the quarter ended March 31, 2009 and a $85.2 million increase in accumulated other comprehensive income. These increases to shareholders’ equity were partially offset by cash dividends paid to common shareholders of $68.3 million and repurchases of 3.8 million shares of our outstanding common stock at an aggregate cost of $40.7 million. At March 31, 2009, our shareholders’ equity to asset ratio was 8.93% and our tangible book value per share was $10.07.
The accumulated other comprehensive income of $132.8 million at March 31, 2009 includes a $161.1 million after-tax net unrealized gain on securities available for sale ($272.4 million pre-tax). We invest primarily in mortgage-backed securities issued by Ginnie Mae, Fannie Mae and Freddie Mac, as well as other securities issued by U.S. government—sponsored enterprises. There were no debt securities past due or securities for which the Company currently believes it is not probable that it will collect all amounts due according to the contractual terms of the security.
Statement of Income Summary
The national economy has continued to contract, evidenced by increasing job losses, declining household wealth and tight credit conditions. As a result of these issues, the Federal Open Market Committee of the Federal Reserve Bank (“FOMC”) maintained the overnight lending rate at zero to 0.25% during the first quarter. In addition, the FOMC plans to increase the Federal Reserve’s balance sheet with additional purchases of agency mortgage-backed securities and debt of $750 billion and $100 billion, respectively. The FOMC has also decided to purchase up to $300 billion of longer-term Treasury securities during the next six months. These measures are aimed at providing additional support to the mortgage and lending markets as well as improve conditions in private credit markets. Short-term market interest rates have remained at low levels during the first quarter of 2009. Longer-term market interest rates continued to decrease during the first quarter of 2009. The re-pricing of our short-term deposits has allowed us to significantly reduce our cost of funds. As a result, our net interest rate spread and net interest margin increased from the fourth quarter of 2008 as well as from the first quarter of 2008.
Net interest income increased $90.5 million, or 46.8%, to $283.8 million for the first quarter of 2009 as compared to $193.3 million for the first quarter of 2008. During the first quarter of 2009, our net interest rate spread increased 48 basis points to 1.75%, as compared to 1.27% for the same quarter in 2008. Our net interest margin increased 34 basis points to 2.06% as compared to 1.72% for the first quarter of 2008.
Total interest and dividend income for the first quarter of 2009 increased $110.0 million, or 17.9%, to $723.3 million as compared to $613.3 million for the first quarter of 2008. The increase in total interest and dividend income was primarily due to a $9.53 billion, or 21.5%, increase in the average balance of total interest-earning assets to $53.90 billion for the first quarter of 2009 as compared to $44.37 billion for the first quarter of 2008. The increase in the average balance of total interest-earning assets was partially offset by a decrease of 16 basis points in the annualized weighted-average yield 5.37% for the quarter ended March 31, 2009 from to 5.53% for the same quarter in 2008.
Interest and fees on mortgage loans increased $67.9 million to $414.2 million for the first quarter of 2009 as compared to $346.3 million for the same period in 2008. This was primarily due to a $5.30 billion increase in the average balance of first mortgage loans, reflecting our continued emphasis on the growth of our mortgage loan portfolio. The increase in the average balance of first mortgage loans was partially offset by an 11 basis point decrease in the weighted-average yield to 5.65%. The decrease in the weighted-average yield is a result of the continued decrease in market interest rates during the first quarter of 2009.

Interest on mortgage-backed securities increased $56.5 million to $250.9 million for the first quarter of 2009 as compared to $194.4 million for the first quarter of 2008. This increase was due primarily to a $4.75 billion increase in the average balance of mortgage-backed securities to $19.44 billion during the first quarter of 2009 as compared to the first quarter of 2008, partially offset by a 13 basis point decrease in the weighted-average yield to 5.16%.
The increases in the average balances of mortgage-backed securities were due to purchases of variable-rate mortgage-backed securities as part of our interest rate risk management strategy. Since our loan production includes a concentration of fixed rate mortgage loans, the purchase of variable-rate mortgage-backed securities provides us with an asset that reduces our exposure to interest rate fluctuations while providing a source of cash flow from monthly principal and interest payments. The decrease in the weighted average yield on mortgage-backed securities is a result of lower yields on securities purchased during the second half of 2008 and first quarter of 2009 when market interest rates were lower than the yield earned on the existing portfolio.
Dividends on FHLB stock decreased $7.8 million, or 54.9%, to $6.4 million for the first quarter of 2009 as compared to $14.2 million for the first quarter of 2008. This decrease was due primarily to a 497 basis point decrease in the average yield earned to 2.92% as compared to 7.89% for the first quarter of 2008. The decrease in the average yield earned was partially offset by a $150.6 million increase in the average balance to $872.1 million for the first quarter of 2009 as compared to $721.5 million for the same quarter in 2008. We cannot predict the future amount of dividends that the FHLB will pay or the timing of any changes in the dividend yield.
Total interest expense for the three months ended March 31, 2009 increased $19.5 million, or 4.6%, to $439.5 million as compared to $420.0 million for the quarter ended March 31, 2008. This increase was primarily due to a $9.57 billion, or 24.1%, increase in the average balance of total interest-bearing liabilities to $49.23 billion for the quarter ended March 31, 2009 compared with $39.66 billion for the first quarter of 2008. This increase in interest-bearing liabilities was primarily used to fund asset growth. The increase in the average balance of total interest-bearing liabilities was partially offset by a 64 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 3.62% for the quarter ended March 31, 2009 compared with 4.26% for the quarter ended March 31, 2008.
Interest expense on deposits decreased $19.2 million, or 12.2%, to $138.8 million for the first quarter of 2009 as compared to $158.0 million for the first quarter of 2008. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 128 basis points to 2.98% for the 2009 quarter as compared to 4.26% for the 2008 quarter. The decrease was partially offset by a $3.93 billion increase in the average balance of interest-bearing deposits to $18.86 billion during the first quarter of 2009 as compared to $14.93 billion for the comparable period in 2008.
The increases in the average balances of interest-bearing deposits reflect our strategy to expand our branch network and to grow our existing branches by offering competitive rates. In addition, we believe the turmoil in the credit and equity markets have made deposit products in strong financial institutions desirable for many customers. The decrease in the average cost of deposits for the 2009 quarter reflected lower market interest rates. At March 31, 2009, time deposits scheduled to mature within one year totaled $13.70 billion with an average cost of 3.11%. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.
Interest expense on borrowed funds increased $38.7 million to $300.7 million for the first quarter of 2009 as compared to $262.0 million for the first quarter of 2008. This was primarily due to a $5.65 billion increase in the average balance of borrowed funds to $30.37 billion partially offset by a 24 basis point decrease in the weighted-average cost of borrowed funds to 4.02%.
Borrowed funds were used to supplement deposit growth to fund a significant portion of the growth in interest-earning assets during 2008. We have been able to fund substantially all of our 2009 growth with deposits. The decrease in the average cost of borrowings for the first quarter of 2009 reflected new borrowings in 2009 and 2008, when market interest rates were lower than existing borrowings and borrowings that matured. Substantially all of our borrowings are callable quarterly at the discretion of the lender after an initial non-call period of one to five years with a final maturity of ten years. We anticipate that none of the borrowings will be called in 2009 assuming that market interest rates remain at current levels.
The provision for loan losses amounted to $20.0 million for the quarter ended March 31, 2009 as compared to $2.5 million for the quarter ended March 31, 2008 and $9.0 million for the fourth quarter of 2008. The increase in the provision for loan losses was due primarily to an increase in non-performing loans and worsening economic conditions, particularly rising levels of unemployment, during the first quarter of 2009. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $320.2 million at March 31, 2009 and $217.6 million at December 31, 2008. The ratio of non-performing loans to total loans was 1.06% at March 31, 2009 compared with 0.74% at December 31, 2008. The allowance for loan losses amounted to $65.1 million and $49.8 million at March 31, 2009 and December 31, 2008, respectively. The allowance for loan losses as a percent of total loans and non-performing loans was 0.22% and 20.3%, respectively at March 31, 2009, as compared to 0.17% and 22.89%, respectively at December 31, 2008. We recorded net charge-offs of $4.7 million for the quarter ended March 31, 2009 as compared to net charge-offs of $0.5 million for the same quarter in 2008. While our underwriting standards have helped to moderate the increase in charge-offs as compared to the increase in non-performing loans, we do expect higher levels of future charge-offs due to defaults from rising unemployment coupled with expected further declines in home values, particularly in the New York Metropolitan area.
Total non-interest income was $2.3 million for the first quarter 2009 as compared to $2.2 million for the same quarter in 2008. Non-interest income primarily consists of service charges on loans and deposits.
Total non-interest expense increased $6.7 million, or 13.9%, to $54.8 million for the first quarter of 2009 from $48.1 million for the first quarter of 2008. The increase is primarily due to a $1.2 million increase in compensation and employee benefits expense, a $1.1 million increase in net occupancy expense, a $2.2 million increase in Federal deposit insurance expense and a $2.2 increase in other non-interest expense. The increase in compensation and employee benefits expense included a $1.6 million increase in compensation costs, due primarily to normal increases in salary as well as additional full time employees for our new branches, a $1.4 million increase in pension costs and an $842,000 increase in costs related to our health plan. These increases were partially offset by a $2.5 million decrease in expense related to our stock benefit plans. This decrease was due primarily to a decrease in ESOP expense as a result of a decline in the value of our common stock. At March 31, 2009, we had 1,458 full-time equivalent employees as compared to 1,355 at March 31, 2008. The increase in net occupancy expense and other non-interest expense is primarily the result of our branch expansion as well as growth in the existing franchise. The increase in the Federal deposit insurance expense is the result of an assessment credit that was used to offset a portion of our first quarter 2008 deposit insurance assessment. Included in other non-interest expense for the first quarter of 2009 were write downs on foreclosed real estate and net losses from the sale of foreclosed real estate of $1.2 million as compared to $164,000 for the first quarter of 2008.

Our efficiency ratio was 19.15% for the three months ended March 31, 2009 as compared to 24.66% for the three months ended March 31, 2008. Our annualized ratio of non-interest expense to average total assets for the first quarter of 2009 was 0.40% as compared to 0.43% for the first quarter of 2008.
Income tax expense amounted to $83.6 million for the three months ended March 31, 2009 compared with $56.3 million for the corresponding period in 2008. Our effective tax rate for the first quarter of 2009 was 39.58% compared with 38.82% for the first quarter of 2008.
Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in New Jersey. Hudson City Savings currently operates a total of 130 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp. Any or all of the forward-looking statements in this release and in any other public statements made by Hudson City Bancorp may turn out to be wrong. They can be affected by inaccurate assumptions Hudson City Bancorp might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW
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Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2009	2008
(In thousands except share and per share amounts)	(unaudited)

Assets:
Cash and due from banks	$230,123	$184,915
Federal funds sold	118,019	76,896

Total cash and cash equivalents	348,142	261,811
Securities available for sale:
Mortgage-backed securities	11,149,867	9,915,554
Investment securities	3,532,186	3,413,633
Securities held to maturity:
Mortgage-backed securities	9,537,148	9,572,257
Investment securities	450,140	50,086

Total securities	24,669,341	22,951,530
Loans	30,105,753	29,418,888
Deferred loan costs	69,498	71,670
Allowance for loan losses	(65,121)	(49,797)

Net loans	30,110,130	29,440,761
Federal Home Loan Bank of New York stock	867,820	865,570
Foreclosed real estate, net	11,626	15,532
Accrued interest receivable	299,952	299,045
Banking premises and equipment, net	73,479	73,502
Goodwill	152,109	152,109
Other assets	37,159	85,468

Total Assets	$56,569,758	$54,145,328

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$19,851,689	$17,949,846
Noninterest-bearing	584,227	514,196

Total deposits	20,435,916	18,464,042
Repurchase agreements	15,100,000	15,100,000
Federal Home Loan Bank of New York advances	15,175,000	15,125,000

Total borrowed funds	30,275,000	30,225,000
Due to brokers	446,969	239,100
Accrued expenses and other liabilities	359,075	278,390

Total liabilities	51,516,960	49,206,532

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 521,260,395 and 523,770,617 shares outstanding at March 31, 2009 and December 31, 2008	7,415	7,415
Additional paid-in capital	4,642,552	4,641,571
Retained earnings	2,253,361	2,196,235
Treasury stock, at cost; 220,206,160 and 217,695,938 shares at March 31, 2009 and December 31, 2008	(1,768,615)	(1,737,838)
Unallocated common stock held by the employee stock ownership plan	(214,742)	(216,244)
Accumulated other comprehensive income, net of tax	132,827	47,657

Total shareholders’ equity	5,052,798	4,938,796

Total Liabilities and Shareholders’ Equity	$56,569,758	$54,145,328

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended March 31,
	2009	2008
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$414,208	$346,277
Consumer and other loans	5,990	6,856
Mortgage-backed securities held to maturity	121,931	124,845
Mortgage-backed securities available for sale	128,983	69,510
Investment securities held to maturity	2,358	10,946
Investment securities available for sale	43,303	38,555
Dividends on Federal Home Loan Bank of New York stock	6,373	14,226
Federal funds sold	176	2,073

Total interest and dividend income	723,322	613,288

Interest Expense:
Deposits	138,824	158,016
Borrowed funds	300,667	261,957

Total interest expense	439,491	419,973

Net interest income	283,831	193,315
Provision for Loan Losses	20,000	2,500

Net interest income after provision for loan losses	263,831	190,815

Non-Interest Income:
Service charges and other income	2,125	2,221
Gain on securities transactions, net	148	—

Total non-interest income	2,273	2,221

Non-Interest Expense:
Compensation and employee benefits	32,731	31,545
Net occupancy expense	8,480	7,371
Federal deposit insurance assessment	2,616	416
Computer and related services	686	639
Other expense	10,281	8,141

Total non-interest expense	54,794	48,112

Income before income tax expense	211,310	144,924
Income Tax Expense	83,647	56,255

Net income	$127,663	$88,669

Basic Earnings Per Share	$0.26	$0.18

Diluted Earnings Per Share	$0.26	$0.18

Weighted Average Number of Common Shares Outstanding:
Basic	487,567,802	483,092,588
Diluted	491,326,567	494,384,738

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended March 31,
	2009				2008
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$29,346,715	$414,208	5.65%		$24,050,648	$346,277	5.76%
Consumer and other loans	402,059	5,990	5.96		435,627	6,856	6.30
Federal funds sold	146,751	176	0.49		277,400	2,073	3.01
Mortgage-backed securities at amortized cost	19,435,625	250,914	5.16		14,690,323	194,355	5.29
Federal Home Loan Bank stock	872,095	6,373	2.92		721,542	14,226	7.89
Investment securities, at amortized cost	3,692,237	45,661	4.95		4,190,796	49,501	4.72

Total interest-earning assets	53,895,482	723,322	5.37		44,366,336	613,288	5.53

Noninterest-earnings assets	1,209,460				749,141

Total Assets	$55,104,942				$45,115,477

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$718,720	1,348	0.76		$731,766	1,372	0.75
Interest-bearing transaction accounts	1,624,474	9,068	2.26		1,565,329	12,901	3.31
Money market accounts	2,918,741	16,705	2.32		1,682,795	15,897	3.80
Time deposits	13,602,195	111,703	3.33		10,952,763	127,846	4.69

Total interest-bearing deposits	18,864,130	138,824	2.98		14,932,653	158,016	4.26

Repurchase agreements	15,099,951	151,052	4.06		12,006,644	128,407	4.30
Federal Home Loan Bank of New York advances	15,266,667	149,615	3.97		12,716,379	133,550	4.22

Total borrowed funds	30,366,618	300,667	4.02		24,723,023	261,957	4.26

Total interest-bearing liabilities	49,230,748	439,491	3.62		39,655,676	419,973	4.26

Noninterest-bearing liabilities:
Noninterest-bearing deposits	563,360				509,924
Other noninterest-bearing liabilities	310,286				280,569

Total noninterest-bearing liabilities	873,646				790,493

Total liabilities	50,104,394				40,446,169
Shareholders’ equity	5,000,548				4,669,308

Total Liabilities and Shareholders’ Equity	$55,104,942				$45,115,477

Net interest income/net interest rate spread (2)		$283,831	1.75			$193,315	1.27

Net interest-earning assets/net interest margin (3)	$4,664,734		2.06%		$4,710,660		1.72%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.12	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	March 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	March 31, 2008
	(Dollars in thousands, except per share data)
Net interest income	$283,831	$260,452	$255,078	$233,132	$193,315
Provision for loan losses	20,000	9,000	5,000	3,000	2,500
Non-interest income	2,273	1,995	2,181	2,088	2,221
Non-interest expense:
Compensation and employee benefits	32,731	32,302	32,052	31,299	31,545
Other non-interest expense	22,063	19,962	17,371	16,978	16,567

Total non-interest expense	54,794	52,264	49,423	48,277	48,112

Income before income tax expense	211,310	201,183	202,836	183,943	144,924
Income tax expense	83,647	76,905	80,928	73,240	56,255

Net income	$127,663	$124,278	$121,908	$110,703	$88,669

Total assets	$56,569,758	$54,163,421	$51,774,718	$49,161,986	$46,770,250
Loans, net	30,110,130	29,440,761	28,519,807	27,239,501	24,900,281
Mortgage-backed securities
Available for sale	11,149,867	9,915,554	8,404,667	7,600,182	6,727,124
Held to maturity	9,537,148	9,572,257	9,669,841	9,336,644	9,676,864
Other securities
Available for sale	3,532,186	3,413,633	3,258,594	3,287,143	3,717,331
Held to maturity	450,140	50,086	50,086	71,695	121,715
Deposits	20,435,916	18,464,042	17,287,463	16,719,345	16,077,113
Borrowings	30,275,000	30,225,000	29,275,000	27,475,000	25,225,000
Shareholders’ equity	5,052,798	4,949,472	4,786,132	4,709,594	4,710,089

Performance Data:
Return on average assets (1)	0.93%	0.94%	0.97%	0.93%	0.79%
Return on average equity (1)	10.21%	10.24%	10.19%	9.27%	7.60%
Net interest rate spread (1)	1.75	1.67	1.70	1.56	1.27
Net interest margin (1)	2.06%	2.02%	2.08%	1.97%	1.72%
Non-interest expense to average assets (1)	0.40%	0.40%	0.39%	0.41%	0.43%
Efficiency ratio (2)	19.15%	19.91%	19.21%	20.52%	24.66%
Dividend payout ratio	53.85%	52.00%	48.00%	50.00%	50.00%
Per Common Share Data:
Basic earnings per common share	$0.26	$0.25	$0.25	$0.23	$0.18
Diluted earnings per common share	$0.26	$0.25	$0.25	$0.22	$0.18
Book value per share (3)	$10.40	$10.12	$9.85	$9.73	$9.75
Tangible book value per share (3)	$10.07	$9.80	$9.52	$9.40	$9.41
Dividends per share	$0.140	$0.130	$0.120	$0.110	$0.090

Capital Ratios:
Equity to total assets (consolidated)	8.93%	9.14%	9.24%	9.58%	10.07%
Tier 1 leverage capital (Bank)	7.79%	7.99%	8.16%	8.41%	8.85%
Total risk-based capital	21.20%	21.48%	21.87%	22.56%	24.07%

Other Data:
Full-time equivalent employees	1,458	1,451	1,406	1,391	1,355
Number of branch offices	129	127	125	121	119

Asset Quality Data:
Total non-performing loans	$320,158	$217,574	$142,141	$116,315	$102,256
Number of non-performing loans	826	580	386	328	283
Total number of loans	83,982	83,556	81,949	79,929	76,447
Total non-performing assets	$331,784	$233,106	$151,602	$124,466	$107,146
Non-performing loans to total loans	1.06%	0.74%	0.50%	0.43%	0.41%
Non-performing assets to total assets	0.59%	0.43%	0.29%	0.25%	0.23%
Allowance for loan losses	$65,121	$49,797	$42,628	$39,078	$36,772
Allowance for loan losses to non-performing loans	20.34%	22.89%	29.99%	33.60%	35.96%
Allowance for loan losses to total loans	0.22%	0.17%	0.15%	0.14%	0.15%
Provision for loan losses	$20,000	$9,000	$5,000	$3,000	$2,500
Net charge-offs	$4,675	$1,833	$1,449	$694	$469

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.

(3)	Computed based on total common shares issued, less treasury shares, unallocated ESOP shares, unvested stock awards and shares held in trust. Tangible book value excludes goodwill and other intangible assets.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

March 31,
2009
(In thousands, except share and per share amounts)
Shareholders’ equity	$5,052,798
Goodwill and other intangible assets	(159,715)

Tangible Shareholders’ equity	$4,893,083

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(220,206,160)

Shares outstanding	521,260,395
Unallocated ESOP shares	(34,398,096)
Unvested RRP shares	(889,350)
Shares in trust	(76,875)

Book value shares	485,896,074

Book value per share	$10.40

Tangible book value per share	$10.07

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